Exhibit 4.8

Rieder ESSA (US) Employment Agreement

Table of Contents

Article 1 Interpretation		1
1.1	Definitions	1

Article 2 Position, Duties and Service		5
2.1	Position and Duties	5
2.2	Board	5
2.3	Changes to Duties	5
2.4	Service to the Company	5
2.5	Term	6

Article 3 Compensation Generally		6
3.1	No Other Compensation or Benefits	6
3.2	Salary	6
3.3	Reimbursement for Expenses	6
3.4	Living and Relocation Allowance	6
3.5	Vacation	7
3.6	Benefits	7

Article 4 Intellectual Property Rights		7
4.1	Obligation of Confidentiality	7
4.2	Disclosure of Work Product	8
4.3	Assignment of Rights	8
4.4	Moral Rights	8
4.5	Goodwill	8
4.6	Assistance	8
4.7	Assistance with Proceedings	9

Article 5 Conflicts and Restrictive Covenant		9
5.1	Disclosure of Conflicts of Interest	9
5.2	Avoidance of Conflicts of Interest	9
5.3	Restrictive Covenant	10
5.4	Provisions Reasonable	10
5.5	Right to Use Employee’s Name and Likeness	11

Article 6 Termination		11
6.1	Termination by Employee	11
6.2	Termination by Company Without Cause	11
6.3	Consequences of Termination Without Cause Unrelated to a Change of Control	11
6.4	Consequences of Termination Without Cause After a Change of Control	11
6.5	Termination in the Event of Death	12
6.6	Termination by Company for Cause	12
6.7	No Damages for Termination	13

Article 7 General		13
7.1	Agreement Confidential	13
7.2	Binding Effect	13
7.3	Counterparts	13
7.4	Entire Agreement	13
7.5	Further Assurances	14
7.6	Governing Law	14
7.7	Independent Legal Advice	14
7.8	Injunctive Relief	14
7.9	Non-Disparagement	14
7.10	Notice	15
7.11	Publicity	15
7.12	Severability	15
7.13	Surviving Obligations	16
7.14	Waiver	16
7.15	Acceptance	16

Rieder ESSA (US) Employment Agreement

to be effective as of and from

the Effective Date (as defined below)

PRIVATE AND CONFIDENTIAL

Robert Rieder

407 – 1477 Fountain Way

Vancouver, BC Canada, V6H 3W9

Dear Bob:

Re:	Terms of Employment of Robert Rieder (“you” or the “Employee”)
with ESSA Pharmaceuticals Corp. (the “Company”)

This Agreement (as defined below) sets out the terms and conditions of your employment by the Company and will constitute your employment agreement.

Article 1 Interpretation

1.1	Definitions

For the purposes of this Agreement:

1.1.1	“$” means US dollars.

1.1.2

“Affiliate” means with respect to a Person, any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person, including, without limitation, any partner, officer, director, or member of such Person and any venture capital fund now or hereafter existing that is Controlled by or under common Control with one or more general partners or shares the same management company or investment manager with such Person, and including any parent or subsidiary company of such Person.

1.1.3	“Agreement” means this employment agreement and the exhibits hereto.

1.1.4	“Board” shall have the meaning set out in Section 2.2 (Board).

1.1.5	“Business” means the business of the Company described in Exhibit 1.1.5.

1.1.6	“Business Information” means all business information, including information regarding:

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commercial strategies, business plans, business methods, corporate plans, management systems, finances, new business opportunities, marketing or sales of any past, present or future product or service, including, without limitation, sales targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, sales techniques, price lists, discount structures, advertising and promotional material;

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.2

financial information, compensation and investment arrangements, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments or other confidential information; and

.3

the name, address, telephone number, contact name and identity of each of the Key Contacts, the nature of their business operation, and all confidential aspects of their business relationship or potential business relationship with the Company or any Affiliate of the Company.

1.1.7	“Canadian Agreement” shall have the meaning set out in Section 2.1 (Position and Duties).

1.1.8	“Cause” shall have the meaning set out in Section 6.6 (Termination by Company for Cause).

1.1.9	“CEO” shall have the meaning set out in Section 2.1 (Position and Duties).

1.1.10	“Change of Control” shall be deemed to have occurred if any of the following occurs after the Effective Date:

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any “person” or “group” (as such terms are defined below) (a) is or becomes the “beneficial owner” (as defined below, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all shares of capital stock or other equity interests if such person or group has the right to acquire such shares or interests, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in a transaction or series of related transactions, of shares of capital stock or other interests (including partnership interests) of ESSA Pharma then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of ESSA Pharma representing more than fifty percent (50%) of the total voting power of all outstanding classes of Voting Stock or (b) has the power, directly or indirectly, for reasons other than solely for investment purposes, to elect a majority of the members of the board of directors of ESSA Pharma;

.2	a sale of substantially all of the assets of ESSA Pharma; or

.3

ESSA Pharma enters into a merger, reverse-merger, amalgamation, arrangement, consolidation or other form of business combination, share exchange, reorganization, recapitalization, transfer or other similar transaction with another Person (whether or not ESSA Pharma the surviving entity) and as a result of such transaction (a) the members of the board of directors of ESSA Pharma immediately prior to such transaction constitute less than a majority of the members of the board of directors of ESSA Pharma or such surviving entity immediately following such transaction or (b) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of ESSA Pharma immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of ESSA Pharma representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving entity immediately following such transaction.

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A Change of Control prior to or as part of meeting the Financing Condition is deemed not to be a Change of Control for the purposes of this Agreement.

1.1.11	“Confidential Information” means all non-public information, knowledge, or data pertaining to the business, affairs and technology of the Company or any Affiliate of the Company, including:

.1	Technical Information and Business Information;

.2	your Work Product; and

.3	information secured by the Company from Persons subject to an obligation of confidentiality;

and, in all cases, all copies and tangible embodiments thereof, in whatever form or medium, all whether furnished or prepared before or after the Effective Date.

1.1.12	“Control” or “Controls” means, in relation to a corporation or a partnership, as the case may be:

.1	the right to cast a majority of the votes that may be cast at a general meeting of the shareholders of a corporation;

.2	the right to elect or appoint, directly or indirectly, a majority of the directors of a corporation;

.3	to hold more than 50% of the interests of a partnership other than a limited partnership; and

.4	to be the general partner of a limited partnership.

1.1.13	“Effective Date” shall have the meaning set out in Section 2.5 (Term).

1.1.14	“ESSA Pharma” means ESSA Pharma Inc., the sole shareholder of the Company;

1.1.15

“Financing” means capital secured for, and accepted by, the Company including without limitation through any purchase, transfer or other disposition of any debt, equity or other securities of the Company.

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1.1.16	“Financing Condition” means that cumulative Financing of at least $6,000,000 has been obtained through fund-raising efforts carried out by you in the time period subsequent to March 1, 2014.

1.1.17

“Inventions” means any and all discoveries, developments, enhancements, improvements, concepts, formulas, processes, ideas, writings, whether or not reduced to practice, industrial and other designs, patents, patent applications, provisional patent applications, continuations, continuations-in-part, substitutions, divisionals, reissues, renewals, re-examinations, extensions, supplementary protection certificates or the like, trade secrets or utility models, copyrights and other forms of intellectual property including all applications, registrations and related foreign applications filed and registrations granted thereon.

1.1.18

“Key Contacts” means the actual and potential: licensors, licensees, sublicensees, collaborators, partners, investors, shareholders, acquirers, lenders or merger candidates, suppliers and customers of the Company or any Affiliate of the Company.

1.1.19	“Notice Period” shall have the meaning set out in Section 6.1 (Termination by Employee)

1.1.20

“Person” means any individual, partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, trust, trustee, executor, administrator, or other legal personal representatives, regulatory body or agency, government or governmental agency, authority or entity howsoever designated or constituted.

1.1.21	“Salary” shall have the meaning set out in Section 3.2 (Salary)

1.1.22

“Technical Information” means all technical information of the Company or any Affiliate of the Company, including information regarding knowledge or data of an intellectual, technical, scientific or industrial nature, including compositions of matter, techniques, specifications, standards, technical data, uses of matter, practices, methods, computer data, scientific strategies and concepts, clinical and regulatory strategies and concepts, test data, research data, analytical and quality control data, formulation data, manufacturing data, development information, filings for the protection of intellectual property protection, drawings, specifications, designs, plans, proposals, reports, formulas, compilations, research data and manuals.

1.1.23	“Term of Employment” means the period from the Effective Date until this Agreement terminated in accordance with Article 6.

1.1.24	“Work Product” means any and all works of authorship, including

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all Inventions and possible Inventions relating to the Company’s Business resulting from any work performed by you for the Company that you may invent or co-invent during your involvement in any capacity with the Company, except those Inventions invented by you entirely on your own time that do not relate to the Company’s Business or do not derive from any equipment, supplies, facilities, Confidential Information or other information, gained, directly or indirectly, by you from or through your involvement in any capacity with the Company; and

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.2	all Technical Information and Business Information resulting from any work performed by you for the Company;

and includes all analyses, compilations, studies, reports or other documents prepared by you based upon or including any such information, data or knowledge of the Company or any Affiliate of the Company.

Article 2 Position, Duties and Service

2.1	Position and Duties

You will be employed by and will serve the Company as President and Chief Executive Officer (the “CEO”), having the duties and functions customarily performed by, and having all responsibilities customary to, a CEO, including those described in Exhibit 2.1. Under a separate agreement between you and ESSA Pharma (the “Canadian Agreement”), you will also be employed as President and Chief Executive Officer of ESSA Pharma.

2.2	Board

You will report directly to the Board of Directors of ESSA Phama (the “Board”). The rights of the Company as provided in this Agreement may be exercised on behalf of the Company only by the Board, or by a committee or person expressly designated for such purposes by the Board.

2.3	Changes to Duties

Your duties and functions pertain to the Company or any Affiliate of the Company may be varied or added to from time to time by the Board in its discretion.

2.4	Service to the Company

During the Term of Employment, you will:

2.4.1

well and faithfully serve the Company, at all times act in the best interests of the Company, and, to the extent necessary to discharge the responsibilities assigned to you hereunder, you will use your best efforts to perform faithfully and efficiently such responsibilities;

2.4.2	apply your skill and experience to the performance of your duties in such employment;

2.4.3	comply with all policies and procedures from time to time formulated by the Company;

2.4.4

devote all of your working time, attention and energies to the business and affairs of the Company (other than any of your working time, attention and energies devoted to the business and affairs of ESSA Pharma), unless otherwise agreed; and

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2.4.5

not, without the prior approval of the Company and ESSA Pharma, carry on or engage in any other business or occupation or become a director, officer, employee or agent of or hold any position or office with any other company, firm or person other than the Company or ESSA Pharma, except as disclosed in Exhibit 2.4.5 or as a volunteer for a non-profit organization, engaging in civic, religious, educational or other community activities, or maintaining personal investments or a personal holding company, provided that such activities do not materially interfere with the performance of your duties under this Agreement.

2.5	Term

The terms and conditions of this Agreement shall have effect as and from August 1, 2014 (the “Effective Date”) and throughout the Term of Employment.

Article 3 Compensation Generally

3.1	No Other Compensation or Benefits

You will be compensated as set out in this Article. You expressly acknowledge and agree that you will not be entitled by reason of your employment by the Company or by reason of any termination of such employment, to any remuneration, compensation, severance, damages or benefits other than as expressly set forth in this Agreement and in the Canadian Agreement.

3.2	Salary

During the Term of Employment the Company will pay you an annual salary (the “Salary”) at the rate of $200,000 per annum, payable on a semi-monthly basis, subject to the withholding of all applicable statutory deductions, including any taxable benefits received in respect of your employment, and converted into Canadian dollars at the exchange rate in effect on the date that each Salary payment is made. As a managerial employee of the Company, you are not entitled to overtime pay.

3.3	Reimbursement for Expenses

As of the Effective Date, the Company agrees to reimburse you for reasonable travelling and other expenses incurred in the course of employment, including travel between Vancouver and Houston, Texas. The Company will also reimburse you for up to six round-trip economy tickets each year for your spouse to travel between Vancouver and Houston. For all such expenses, you will be required to keep proper accounts and to furnish such statements and vouchers to the Company.

3.4	Living and Relocation Allowance

As of October 15, 2014 the Company agrees to pay you an allowance of $2,500 per month, subject to the withholding of all applicable statutory deductions, for your costs of living part-time in Houston. Any expenses of your living in Houston above such amount, whether incurred by you or by the Company, will be borne by you. The Company also agrees to reimburse you for reasonable costs incurred in your obtaining a work visa in the US and tax advice relating to residency and employment in the US.

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3.5	Vacation

During the Term of Employment, you will be entitled to 30 working days vacation entitlement, pro-rated for any partial year of employment, provided that your vacation days must coincide with those taken by you pursuant to the Canadian Agreement. The Company reserves the right to request that vacations be scheduled so as not to conflict with necessary business operations. Any unused vacation balance remaining at calendar year end may be carried over into the subsequent calendar year to a cumulative maximum of 45 working days of vacation.

3.6	Benefits

As of the Effective Date, the Company agrees to pay all reasonable premiums for health insurance and benefits reasonably required for you in the U.S., if any, once a mutually agreeable arrangement has been decided upon. To assist in reaching such arrangement you agree to obtain estimates from at least three health insurance providers and to provide the same to the Board. You may be required to provide information and undergo reasonable assessments of the insurers in order to determine your eligibility for benefits coverage. You hereby acknowledge that coverage under any benefit plan, or alternate plan arrangement as agreed upon in effect from time to time is subject to availability and other requirements of the applicable insurer and that the components of the benefits plan may be amended, modified or terminated from time to time by the Company in its sole discretion, and that this may include terminating or changing carriers.

Article 4 Intellectual Property Rights

4.1	Obligation of Confidentiality

You understand and agree that in the course of your employment with the Company, both before and after the Effective Date, you have obtained and will obtain knowledge of Confidential Information. You agree that unless the Company otherwise agrees in writing or except as required by law or disclosed pursuant to a confidential disclosure agreement executed by the Company and the recipient:

4.1.1

you will keep all Confidential Information learned or acquired by you, disclosed to you or developed by you, as a result of or in connection with or during the course of your employment by the Company, whether before or after the Effective Date, strictly confidential;

4.1.2	all Confidential Information shall, as between you and the Company, be and remain the property of the Company; and

4.1.3

you will not at any time, during or after your employment with the Company, disclose any Confidential Information to any Person other than the Company, or use any Confidential Information for the benefit of any Person other than the Company.

The above obligations with respect to Confidential Information shall not apply to Confidential Information which has become available to the general public through no fault of your own.

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4.2	Disclosure of Work Product

You agree to promptly and fully inform the Company of all of your Work Product, whether or not patentable, throughout the course of your involvement, in any capacity, with the Company or any Affiliate of the Company, whether or not developed before or after your execution of this Agreement. On your ceasing to be employed by the Company, you will immediately deliver up to the Company all of your Work Product. You further agree that all of your Work Product shall at all times be the Confidential Information of the Company.

4.3	Assignment of Rights

You will assign, and do hereby assign, to the Company or, at the option of the Company and upon notice from the Company, to the Company’s designee, your entire right, title and interest in and to all of your Work Product and all other rights and interests of a proprietary nature in and associated with your Work Product, including all patents, copyrights, trademarks, and applications filed therefore and other registrations granted thereon. To the extent that you retain or acquire legal title to any such rights and interests, you hereby declare and confirm that such legal title is and will be held by you only as trustee and agent for the Company. You agree that the Company’s rights hereunder shall attach to all of your Work Product, notwithstanding that it may be perfected or reduced to specific form after you have terminated your relationship with the Company. You further agree that the Company’s rights hereunder shall extend to every country of the world.

4.4	Moral Rights

You agree to hereby waive in whole all moral rights and agree never to assert any moral rights which you may have in your Work Product, including, without limitation, the right to the integrity of such Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product and the right to restrain, the use or reproduction of the Work Product in any context and in connection with any product, service, cause or institution and you further confirm that the Company may use or alter any such Work Product as the Company sees fit in its absolute discretion.

4.5	Goodwill

You hereby agree that all goodwill you have established or may establish with Key Contacts relating to the business or affairs of the Company or any Affiliate of the Company, both before and after the Effective Date, shall, as between you and the Company, be and remain the property of the Company exclusively, for the Company to use, alter, vary, adapt and exploit as the Company shall determine in its discretion.

4.6	Assistance

You hereby agree to assist the Company, at the Company’s request and expense, both during your Term of Employment and at any time within 12 months of termination of your Term of Employment for any reason whatsoever, in:

4.6.1

making patent applications for your Work Product, including instructions to lawyers and/or patent agents as to the characteristics of your Work Product in sufficient detail to enable the preparation of a suitable patent specification, to execute all formal documentation incidental to an application for letters patent and to execute assignment documents in favor of the Company for such applications;

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4.6.2	making applications for all other forms of intellectual property registration relating to your Work Product;

4.6.3	prosecuting and maintaining the patent applications and other intellectual property relating to your Work Product; and

4.6.4	registering, maintaining and enforcing the patents and other intellectual property registrations relating to your Work Product.

4.7	Assistance with Proceedings

You further agree to lend such assistance as you can, at the Company’s request and expense, in connection with any enforcement of the Company’s intellectual property rights or defense to an allegation of infringement of another Person’s intellectual property rights, invalidity proceedings respecting, opposition to, or intervention regarding any applications for letters patent, copyright or trademark or other proceedings relating to intellectual property or applications for registration thereof.

Article 5 Conflicts and Restrictive Covenant

5.1	Disclosure of Conflicts of Interest

During your employment with the Company, you will promptly, fully and frankly disclose to the Company in writing:

5.1.1

the nature and extent of any interest you have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company or any Affiliate of the Company or any Key Contact;

5.1.2

every office you may hold or acquire, and every property you may possess or acquire, whereby directly or indirectly, a duty or interest might be created in conflict with the interests of the Company or any Affiliate of the Company, or your duties and obligations under this Agreement; and

5.1.3	the nature and extent of any conflict referred to in Sections 5.1.1 and 5.1.2.

5.2	Avoidance of Conflicts of Interest

You acknowledge that it is the policy of the Company that all interests and conflicts of the sort described in Section 5.1 (Disclosure of Conflicts of Interest) be avoided, and you agree to comply with all policies and directives of the Company from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 5.1. During your employment with the Company, you shall not enter into any agreement, arrangement or understanding (other than the Canadian Agreement) with any other Person that would in any way conflict or interfere with this Agreement or your duties or obligations under this Agreement or that would otherwise prevent you from performing your obligations hereunder, and you represent and warrant that you have not prior to the Effective Date entered into any such agreement, arrangement or understanding.

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5.3	Restrictive Covenant

During the Term of Employment and for a period of 6 months thereafter for Sections 5.3.1 and 5.3.2, and a period of 24 months thereafter for Section 5.3.3, regardless of the reason for such termination or non-renewal, you will not, either alone or in partnership or in conjunction with any Person, whether as principal, agent, employee, director, officer, shareholder, consultant or in any capacity or manner whatsoever, whether directly or indirectly:

5.3.1	carry on or be engaged in, or advise, or give financial assistance to, any business, enterprise or undertaking that:

.1	is involved in the business or in the sale, distribution, development or supply of any product or service that is competitive with the Business or any product or service of the Business; or

.2	competes with the Company with respect to any aspect of the Business;

provided, however, that the foregoing will not prohibit you from acquiring, solely as an investment and through market purchases, securities of any such enterprise or undertaking which are publicly traded, so long as you are not part of any control group of such entity and such securities, which if converted, do not constitute more than 5% of the outstanding voting power of that entity;

5.3.2

solicit, agree to be employed by, or agree to provide services to any Person that was a Key Contact during the two years prior to the termination or expiry of the Term of Employment for any business purpose that is competitive with the Business or any product or service of the Company or any Affiliate of the Company; or

5.3.3

divert, entice or take away from the Company or any Affiliate of the Company or attempt to do so or solicit for the purpose of doing so, any business of the Company or any Affiliate of the Company, or any Person that was an employee or contractor of the Company or any Affiliate of the Company during the two years prior to the termination or expiry of the Term of Employment.

5.4	Provisions Reasonable

You hereby acknowledge and agree that:

5.4.1	after the Effective Date the Company and any Affiliate of the Company will operate and compete globally, with respect to the Business;

5.4.2	competitors of the Company and the Business and any Affiliate of the Company are located globally;

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5.4.3	in order to protect the Company adequately, any enjoinder of competition would have to apply globally;

5.4.4

during the course of your employment by the Company, you will acquire knowledge of, and you will come into contact with, initiate and established relationships with Key Contacts, and that in some circumstances you may be the senior or sole representative of the Company or any Affiliate of the Company dealing with such Persons; and

5.4.5

in light of the foregoing, the provisions of Section 5.3 (Restrictive Covenant) are reasonable and necessary for the proper protection of the business, property and goodwill of the Company and the Business and any Affiliate of the Company.

5.5	Right to Use Employee’s Name and Likeness

During the Term of Employment, you hereby grants to the Company the right to use your name, likeness and/or biography in connection with services performed by you under this Agreement and in connection with the advertising or exploitation of any project with respect to which you perform services for the Company.

Article 6 Termination

6.1	Termination by Employee

You may resign from your position at any time, but only by giving the Company at least 60 days prior written notice of the effective date of your resignation (the “Notice Period”). On the giving of any such notice, the Company may accelerate your resignation, in lieu of the Notice Period or any part thereof, by notice in writing to you and payment to you of any compensation due to you on or before the end of the Notice Period pursuant to this Agreement, less applicable statutory deductions.

6.2	Termination by Company Without Cause

The Company may terminate your employment at any time without Cause (as defined below) by giving you written notification of termination. In the event that your employment is so terminated, you will have the common law duty to mitigate your damages.

6.3	Consequences of Termination Without Cause Unrelated to a Change of Control

Subject to Section 6.4, on the giving of any notice referred to in Section 6.2, the Company shall provide you with 12 months’ Salary.

6.4	Consequences of Termination Without Cause After a Change of Control

On the giving of any notice referred to in Section 6.2: (i) at the same time as, or within the twelve (12) month period following, the consummation of a Change of Control or (ii) within the sixty (60) day period prior to the date of a Change of Control where the Change of Control was under consideration at the time of your termination, the Company shall provide you with 24 months’ Salary. Such payment shall be in lieu of any payment under Section 6.3.

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6.5	Termination in the Event of Death

Your employment shall terminate immediately upon your death.

6.6	Termination by Company for Cause

Notwithstanding any other provision in this Agreement, the Company may at any time summarily terminate your employment, without any obligation to provide notice of pay in lieu of notice, for “Cause”. In this Agreement, “Cause” means any of the following:

6.6.1

commission of theft, embezzlement, fraud, obtaining funds or property under false pretences or similar acts of misconduct with respect to the property of the Company, any Affiliate of the Company, the Key Contacts, or their respective directors, officers, employees or contractors;

6.6.2	oral or written representations made by you to the Company or any Affiliate of the Company with the intent to deceive or mislead;

6.6.3

commission of an act of malfeasance, dishonesty or breach of trust against the Company, any Affiliate of the Company, the Key Contacts, or their respective directors, officers, employees or contractors, including a breach by you of any of your covenants or obligations under Article 4 (Intellectual Property Rights), Section 5.1 (Disclosure of Conflicts of Interest), Section 5.2 (Avoidance of Conflicts of Interest) or Section 5.3 (Restrictive Covenant);

6.6.4	the entering of a guilty plea by you or your conviction for a serious criminal offence which impacts adversely on the Company or any Affiliate of the Company;

6.6.5

repeated and continued failure to fulfill your duties or obligations of employment or your breach of any material obligations and covenants under this Agreement. Termination for such “Cause” shall only occur if you have been given written notice of such failure to fulfill his duties or obligations and has been given an opportunity to correct such behavior;

6.6.6	the termination of your employment with ESSA Pharma, other than a termination pursuant to section 6.2 of the Canadian Agreement; or

6.6.7	any other misconduct or omission that amounts to just cause for summary dismissal at common law.

In the event the Company dismisses you for cause pursuant to this Section 6.6 and, subsequently, a court or arbitrator rules that the Company did not have cause, you hereby agree that you will only be entitled to damages in an amount equal to the compensation that would have been due to you had the Company terminated you pursuant to Section 6.3 (Consequences of Termination Without Cause), less any amounts earned by you in mitigation.

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6.7	No Damages for Termination

It is agreed that as a result of the termination of your employment, for any reason, you shall not be entitled to any notice, fee, salary, severance or other payments, benefits or damages in excess of what is specified or provided for in Section 6.1 (Termination by Employee), Section 6.3 (Consequences of Termination Without Cause Unrelated to a Change of Control), Section 6.4 (Consequences of Termination Without Cause After a Change of Control) and Section 6.6 (Termination by Company for Cause), whichever is applicable, except that you shall remain entitled to receive all salary and other entitlements, if any, which were due or which were accruing to you at the date of termination. Payment of any amounts pursuant to Section 6.1 (Termination by Employee), Section 6.3 (Consequences of Termination Without Cause Unrelated to a Change of Control), Section 6.4 (Consequences of Termination Without Cause After a Change of Control), and Section 6.6 (Termination by Company for Cause) shall be subject to the withholding of all applicable statutory deductions by the Company. No payments shall be payable by Company under this Article 6 until you provide to the Company an executed release of all claims in form satisfactory to the Company.

Article 7 General

7.1	Agreement Confidential

Both parties shall keep the terms and conditions of this Agreement confidential except as may be required to enforce any provision of this Agreement or as may otherwise be required by any law, regulation or other regulatory or securities requirement.

7.2	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Your rights and obligations contained in this Agreement are personal and such rights, benefits and obligations shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Company. This Agreement shall otherwise be binding upon and inure to the benefit of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

7.3	Counterparts

This Agreement may be executed in several counterparts (including by fax or electronic transmission), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original but such counterparts together shall constitute but one and the same instrument.

7.4	Entire Agreement

The terms and conditions of this Agreement are in addition to and not in substitution for the obligations, duties and responsibilities imposed by law on employees of corporations generally, and you agree to comply with such obligations, duties and responsibilities. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between you and the Company and supersedes all prior negotiations, proposals and agreements, whether oral or written, with respect to the subject matter hereof, and may only be varied by further written agreement signed by you and the Company. You further acknowledge and agree that you have not relied on any representation made by the Company, or any of its employees or agents, except as specifically set out in this Agreement.

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7.5	Further Assurances

Each of the parties hereto will, on demand by the other party hereto, execute and deliver all such further documents and instruments and do all such further acts and things as the party may either before or after the execution and delivery of this Agreement reasonably request to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

7.6	Governing Law

This Agreement shall be construed and enforced in accordance with and be governed by and interpreted in accordance with the laws of the Province of British Columbia, without regard to the principles of conflicts of law. The courts of British Columbia (and the Supreme Court of Canada, if necessary) shall have exclusive jurisdiction to hear and determine all disputes arising hereunder, and each of the parties hereto irrevocably attorns to the jurisdiction of said courts.

7.7	Independent Legal Advice

You acknowledge and agree that Farris, Vaughan, Wills & Murphy LLP has acted as counsel only to the Company and that Farris, Vaughan, Wills & Murphy LLP is not protecting your rights and interests. You acknowledge and agree that the Company and Farris, Vaughan, Wills and Murphy LLP have given you the opportunity to seek, and have recommended that you obtain, independent legal advice with respect to the subject matter of this Agreement and, further, you hereby represent and warrant to the Company and Farris, Vaughan, Wills & Murphy LLP that you have sought independent legal advice or waive such advice.

7.8	Injunctive Relief

You acknowledge and agree that any breach or threatened breach of any of the provisions of Article 4 (Intellectual Property Rights), Section 5.1 (Disclosure of Conflicts of Interest), Section 5.2 (Avoidance of Conflicts of Interest), or Section 5.3 (Restrictive Covenant) could cause irreparable damage to the Company, that such harm could not be adequately compensated by the Company’s recovery of monetary damages, and that in the event of a breach or threatened breach thereof, the Company shall have, in addition to any and all remedies at law or in equity, the right to seek an injunction, specific performance or other equitable relief as well as any equitable accounting of all your profits or benefits arising out of any such breach. It is further acknowledged and agreed that the remedies of the Company specified in this Section 7.8 are in addition to and not in substitution for any rights or remedies of the Company at law or in equity and that all such rights and remedies are cumulative and not alternative and that the Company may have recourse to any one or more of its available rights or remedies as it shall see fit.

7.9	Non-Disparagement

You shall not, directly or indirectly, make any disparaging comments or criticisms (whether of a professional or personal nature) to any Person regarding the Company, any Affiliate of the Company, the Key Contacts, or their respective directors, officers, employees or contractors (or the terms of any agreement or arrangement of the Company) or regarding your relationship with the Company or any termination of such relationship which, in each case, are reasonably expected to result in material damage to the business or reputation of the Company, any Affiliate of the Company, a Key Contact, or any of their respective directors, officers, employees or contractors.

15

7.10	Notice

Any notice or other communication required or contemplated to be given hereunder must be in writing and shall be deemed effective when personally delivered or on the day following the sending when sent by facsimile transmission, addressed to the appropriate party as set forth below:

If to the Employee:

Robert Rieder

407 – 1477 Fountain Way

Vancouver, BC

Canada, V6H 3W9

If to the Company:

ESSA Pharmaceuticals Corp.

c/o ESSA Pharma Inc.

Suite 720, 999 West Broadway

Vancouver, B.C. V5Z 1K5

F: (604) 677-6915

Attention: Chairman

With a copy to:

Blake, Cassels & Graydon LLP

595 Burrard Street

P.O Box 49314

Vancouver, B.C. V7X 1L3

Attention: Joe Garcia

7.11	Publicity

You shall not, without the prior written consent of the Company, make or give any public announcements, press releases or statements to the public or the press regarding your Work Product or any Confidential Information.

7.12	Severability

If any provision of this Agreement is determined to be void, illegal or unenforceable, such provision will be construed to be separate and severable from this Agreement and will not impair the validity, legality or enforceability of any other provision of this Agreement and the remainder of this Agreement will continue to be binding on the parties hereto as if such provision had been deleted.

16

7.13	Surviving Obligations

The obligations and covenants of the Employee under of Section 3.1 (Error! Reference source not found.), Article 4 (Intellectual Property Rights), Section 5.3 (Restrictive Covenant) (in accordance with its terms), Section 5.4 (Provisions Reasonable), Article 6 (Termination) and Article 7 (General) shall survive the termination of this Agreement.

7.14	Waiver

Any waiver of any breach or default under this Agreement shall only be effective if made in writing, signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by any other act or conduct or by any indulgence, delay or omission. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

7.15	Acceptance

If the foregoing terms and conditions are acceptable to you, please indicate your acceptance of and agreement to the terms and conditions of this Agreement by signing below on this letter and on the enclosed copy of this letter in the space provided and by returning the enclosed copy so executed to us. Your execution and delivery to the Company of the enclosed copy of this letter will create a binding agreement between us.

Yours truly,

ESSA Pharmaceuticals Corp.

Per:

Authorized Signatory

Accepted and agreed to by Robert Rieder effective August 1, 2014.

Robert Rieder

17

Exhibit 1.1.5: Description of the Business

The Company is a development-stage pharmaceutical company focused on a proprietary compound named EPI-506 as a treatment for advanced prostate cancer. EPI-506 was designed to block a novel target on the androgen receptor, the N-terminal domain. It is widely accepted that blocking the N-terminal domain of the androgen receptor has the potential to block tumor growth after current hormone-therapy drugs have failed.

18

Exhibit 2.1: Description of Duties

The CEO is responsible for all aspects of strategic development and implementation of the business of the Company. The work duties of the President and CEO will be carried out in Vancouver, Canada or Houston, Texas and will include, but are not limited to, the following specific aspects of Company’s activities:

1.	Strategic Organizational Management:

•	Provides the organization with the vision and leadership to carry out its mission.

•	Works with board and staff to generate and update company strategy;

•	Manages the implementation of the strategy

•	Develops policies and strategies for financial management including all revenues, expenses, and investments.

•	Ensures rigorous accountability and long term stability through the conservative fiscal management of resources and endowments.

•	Guides and integrates the department heads’ efforts to design and implement business processes focused on achieving agreed upon objectives.

•	Generation of annual updated corporate strategy and objectives that are consistent with that strategy.

2.	Financial:

•	Provides the leadership and long term vision necessary to ensure the organization is financed to carry out its business strategy;

•	Interacts with investments banks and investors in order to ensure access to needed funding;

•

Ensure that financial reporting, financial controls, and cash management practices, policies and activities are carried out to the standards mandated by the regulatory environments in which the Company operates.

3.	Business Development:

•	Ensures that the Company has a business development strategy that is consistent with the overall strategy of the Company;

•	Participates as appropriate in business development activities;

•	Manages the efforts of the head of Business Development

•	Performs other duties related to the qualifications and requirements of the job.

4.	Regulatory

•	Ensures that the Company meets all applicable standards in regard to all of the regulatory environments in which it operates.

5.	Clinical Development

•	Ensures that appropriate clinical development strategies and policies are in place and are being appropriately implemented

19

6.	Other duties and Responsibilities

The CEO will also have responsibility for any other duties and responsibilities as may be determined by the Board

20

Exhibit 2.4.5: Permitted External Roles

1.	Director and non-executive Board Chairman of Cardiome Pharma Corp.
2.	Director of XORTX Pharma Corp.

Rieder ESSA Employment Agreement

Table of Contents

Article 1 Interpretation		1
1.1	Definitions	1

Article 2 Position, Duties and Service		5
2.1	Position and Duties	5
2.2	Board	5
2.3	Changes to Duties	5
2.4	Service to the Company	5
2.5	Term	6

Article 3 Compensation Generally		6
3.1	No Other Compensation or Benefits	6
3.2	Base Salary	6
3.3	Annual Bonus	6
3.4	Stock Options	7
3.5	Stock Options in the Event of a Change of Control	7
3.6	Reimbursement for Expenses	7
3.7	Vacation	7
3.8	Financing Bonus	7
3.9	Benefits	7

Article 4 Intellectual Property Rights		8
4.1	Obligation of Confidentiality	8
4.2	Disclosure of Work Product	8
4.3	Assignment of Rights	8
4.4	Moral Rights	9
4.5	Goodwill	9
4.6	Assistance	9
4.7	Assistance with Proceedings	9

Article 5 Conflicts and Restrictive Covenant		10
5.1	Disclosure of Conflicts of Interest	10
5.2	Avoidance of Conflicts of Interest	10
5.3	Restrictive Covenant	10
5.4	Provisions Reasonable	11
5.5	Right to Use Employee’s Name and Likeness	11

Article 6 Termination		12
6.1	Termination by Employee	12
6.2	Termination by Company Without Cause	12
6.3	Consequences of Termination Without Cause Unrelated to a Change of Control	12
6.4	Consequences of Termination Without Cause After a Change of Control	12
6.5	Termination in the Event of Death	12
6.6	Termination by Company for Cause	12
6.7	No Damages for Termination	13

Article 7 General		14
7.1	Agreement Confidential	14
7.2	Binding Effect	14
7.3	Counterparts	14
7.4	Entire Agreement	14
7.5	Further Assurances	14
7.6	Governing Law	14
7.7	Independent Legal Advice	15
7.8	Injunctive Relief	15
7.9	Non-Disparagement	15
7.10	Notice	15
7.11	Publicity	16
7.12	Severability	16
7.13	Surviving Obligations	16
7.14	Waiver	16
7.15	Acceptance	16

Rieder ESSA Employment Agreement

to be effective as of and from

the Effective Date (as defined below)

PRIVATE AND CONFIDENTIAL

Robert Rieder

407 – 1477 Fountain Way

Vancouver, BC

Canada, V6H 3W9

Dear Bob:

Re:	Terms of Employment of Robert Rieder (“you” or the “Employee”)
with ESSA Pharma Inc. (the “Company”)

This Agreement (as defined below) sets out the terms and conditions of your employment by the Company and will constitute your employment agreement.

Article 1 Interpretation

1.1	Definitions

For the purposes of this Agreement:

1.1.1	“$” means US dollars.

1.1.2

“Affiliate” means with respect to a Person, any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person, including, without limitation, any partner, officer, director, or member of such Person and any venture capital fund now or hereafter existing that is Controlled by or under common Control with one or more general partners or shares the same management company or investment manager with such Person, and including any parent or subsidiary company of such Person.

1.1.3	“Agreement” means this employment agreement and the exhibits hereto.

1.1.4	“Base Salary” shall have the meaning set out in Section 3.2 (Base Salary)

1.1.5	“Board” shall have the meaning set out in Section 2.2 (Board).

1.1.6	“Business” means the business of the Company described in Exhibit 1.1.6.

1.1.7	“Business Information” means all business information, including information regarding:

.1

commercial strategies, business plans, business methods, corporate plans, management systems, finances, new business opportunities, marketing or sales of any past, present or future product or service, including, without limitation, sales targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, sales techniques, price lists, discount structures, advertising and promotional material;

.2

financial information, compensation and investment arrangements, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments or other confidential information; and

.3

the name, address, telephone number, contact name and identity of each of the Key Contacts, the nature of their business operation, and all confidential aspects of their business relationship or potential business relationship with the Company or any Affiliate of the Company.

1.1.8	“Cause” shall have the meaning set out in Section 6.6 (Termination by Company for Cause).

1.1.9	“CEO” shall have the meaning set out in Section 2.1 (Position and Duties).

1.1.10	“Change of Control” shall be deemed to have occurred if any of the following occurs after the Effective Date:

.1

any “person” or “group” (as such terms are defined below) (a) is or becomes the “beneficial owner” (as defined below, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all shares of capital stock or other equity interests if such person or group has the right to acquire such shares or interests, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in a transaction or series of related transactions, of shares of capital stock or other interests (including partnership interests) of the Company then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of The Company representing more than fifty percent (50%) of the total voting power of all outstanding classes of Voting Stock or (b) has the power, directly or indirectly, for reasons other than solely for investment purposes, to elect a majority of the members of the board of directors of the Company;

.2	a sale of substantially all of the assets of the Company; or

.3

the Company enters into a merger, reverse-merger, amalgamation, arrangement, consolidation or other form of business combination, share exchange, reorganization, recapitalization, transfer or other similar transaction with another Person (whether or not the Company the surviving entity) and as a result of such transaction (a) the members of the board of directors of the Company immediately prior to such transaction constitute less than a majority of the members of the board of directors of the Company or such surviving entity immediately following such transaction or (b) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of the Company immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of the Company representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving entity immediately following such transaction.

A Change of Control prior to or as part of meeting the Financing Condition is deemed not to be a Change of Control for the purposes of this Agreement.

1.1.11	“Confidential Information” means all non-public information, knowledge, or data pertaining to the business, affairs and technology of the Company or any Affiliate of the Company, including:

.1	Technical Information and Business Information;

.2	your Work Product; and

.3	information secured by the Company from Persons subject to an obligation of confidentiality;

and, in all cases, all copies and tangible embodiments thereof, in whatever form or medium, all whether furnished or prepared before or after the Effective Date.

1.1.12	“Control” or “Controls” means, in relation to a corporation or a partnership, as the case may be:

.1	the right to cast a majority of the votes that may be cast at a general meeting of the shareholders of a corporation;

.2	the right to elect or appoint, directly or indirectly, a majority of the directors of a corporation;

.3	to hold more than 50% of the interests of a partnership other than a limited partnership; and

.4	to be the general partner of a limited partnership.

1.1.13	“Effective Date” shall have the meaning set out in Section 2.5 (Term).

1.1.14

“Financing” means capital secured for, and accepted by, the Company including without limitation through any purchase, transfer or other disposition of any debt, equity or other securities of the Company.

1.1.15	“Financing Condition” means that cumulative Financing of at least $6,000,000 has been obtained through fund-raising efforts carried out by you in the time period subsequent to March 1, 2014.

1.1.16

“Inventions” means any and all discoveries, developments, enhancements, improvements, concepts, formulas, processes, ideas, writings, whether or not reduced to practice, industrial and other designs, patents, patent applications, provisional patent applications, continuations, continuations-in-part, substitutions, divisionals, reissues, renewals, re-examinations, extensions, supplementary protection certificates or the like, trade secrets or utility models, copyrights and other forms of intellectual property including all applications, registrations and related foreign applications filed and registrations granted thereon.

1.1.17

“Key Contacts” means the actual and potential: licensors, licensees, sublicensees, collaborators, partners, investors, shareholders, acquirers, lenders or merger candidates, suppliers and customers of the Company or any Affiliate of the Company.

1.1.18	“Notice Period” shall have the meaning set out in Section 6.1 (Termination by Employee)

1.1.19	“Objectives” shall have the meaning set out in Section 3.9 (Financing Bonus).

1.1.20	“Option Agreement” shall have the meaning set out in Section 3.2 (Stock Options).

1.1.21

“Person” means any individual, partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, trust, trustee, executor, administrator, or other legal personal representatives, regulatory body or agency, government or governmental agency, authority or entity howsoever designated or constituted.

1.1.22

“Technical Information” means all technical information of the Company or any Affiliate of the Company, including information regarding knowledge or data of an intellectual, technical, scientific or industrial nature, including compositions of matter, techniques, specifications, standards, technical data, uses of matter, practices, methods, computer data, scientific strategies and concepts, clinical and regulatory strategies and concepts, test data, research data, analytical and quality control data, formulation data, manufacturing data, development information, filings for the protection of intellectual property protection, drawings, specifications, designs, plans, proposals, reports, formulas, compilations, research data and manuals.

1.1.23	“Term of Employment” means the period from the Effective Date until this Agreement is terminated in accordance with Article 6.

1.1.24	“US Agreement” shall have the meaning set out in Section 2.1 (Position and Duties).

1.1.25	“Work Product” means any and all works of authorship, including

.1

all Inventions and possible Inventions relating to the Company’s Business resulting from any work performed by you for the Company that you may invent or co-invent during your involvement in any capacity with the Company, except those Inventions invented by you entirely on your own time that do not relate to the Company’s Business or do not derive from any equipment, supplies, facilities, Confidential Information or other information, gained, directly or indirectly, by you from or through your involvement in any capacity with the Company; and

.2	all Technical Information and Business Information resulting from any work performed by you for the Company;

and includes all analyses, compilations, studies, reports or other documents prepared by you based upon or including any such information, data or knowledge of the Company or any Affiliate of the Company.

Article 2 Position, Duties and Service

2.1	Position and Duties

You will be employed by and will serve the Company as President and Chief Executive Officer (the “CEO”), having the duties and functions customarily performed by, and having all responsibilities customary to, a CEO, including those described in Exhibit 2.1. Under a separate agreement (the “US Agreement”) between you and ESSA Pharmaceuticals Corp., you will also be employed as President and Chief Executive Officer of such company.

2.2	Board

You will report directly to the Board of Directors of the Company (the “Board”). The rights of the Company as provided in this Agreement may be exercised on behalf of the Company only by the Board, or by a committee or person expressly designated for such purposes by the Board.

2.3	Changes to Duties

Your duties and functions pertain to the Company or any Affiliate of the Company and may be varied or added to from time to time by the Board in its discretion.

2.4	Service to the Company

During the Term of Employment, you will:

2.4.1

well and faithfully serve the Company, at all times act in the best interests of the Company, and, to the extent necessary to discharge the responsibilities assigned to you hereunder, you will use your best efforts to perform faithfully and efficiently such responsibilities;

2.4.2	apply your skill and experience to the performance of your duties in such employment;

2.4.3	comply with all policies and procedures from time to time formulated by the Company;

2.4.4

devote all of your working time, attention and energies to the business and affairs of the Company (other than any of your working time, attention and energies devoted to the business and affairs of ESSA Pharmaceuticals Corp.); and

2.4.5

not, without the prior approval of the Company and ESSA Pharmaceuticals Corp., carry on or engage in any other business or occupation or become a director, officer, employee or agent of or hold any position or office with any other company, firm or person other than the Company or ESSA Pharmaceuticals Corp., except as disclosed in Exhibit 2.4.5 or as a volunteer for a non-profit organization, engaging in civic, religious, educational or other community activities, or maintaining personal investments or a personal holding company, provided that such activities do not materially interfere with the performance of your duties under this Agreement.

2.5	Term

The terms and conditions of this Agreement shall have effect as and from August 1, 2014 (the “Effective Date”) and throughout the Term of Employment.

Article 3 Compensation Generally

3.1	No Other Compensation or Benefits

You will be compensated as set out in this Article. You expressly acknowledge and agree that you will not be entitled by reason of your employment by the Company or by reason of any termination of such employment, to any remuneration, compensation, severance, damages or benefits other than as expressly set forth in this Agreement, the US Agreement and the Option Agreement.

3.2	Base Salary

During the Term of Employment the Company will pay you an annual base salary (the “Base Salary”):

3.2.1	until the Financing Condition is met, at the rate of $50,000 per annum, and

3.2.2	after the Financing Condition is met, at the rate of $140,000 per annum,

in either case payable on a monthly basis, subject to the withholding of all applicable statutory deductions, including any taxable benefits received in respect of your employment, and converted to Canadian dollars at the exchange rate in effect on the date each Base Salary payment is made. Given that the Base Salary applicable to your role as CEO of ESSA Pharmaceuticals Corp. contains no provision for annual review and merit increases, such merit increases relating to the Company will include consideration of your total compensation relating to both entities, but added only to your compensation from the Company. The Base Salary will be increased annually for any merit increases approved by the Board. As a managerial employee of the Company, you are not entitled to overtime pay.

3.3	Annual Bonus

During the Term of Employment, you will be eligible for a target cash bonus of up to 50% of your Base Salary plus your base salary under the US Agreement if the Board (or the Company’s Compensation Committee), in its sole discretion, determines that the Company has met its short-term and long-term business performance objectives and that you have met your personal performance objectives (together, the “Objectives”), which Objectives will be established on an annual basis by the Board (or the Company’s Compensation Committee) in consultation with you. Payment of the performance bonus (less all applicable statutory deductions by the Company) will be made to you once approved by the Board (or Company’s Compensation Committee), provided that, except as otherwise set out in this Agreement, at the time of such approval, you hold current active employment status with the Company.

3.4	Stock Options

You will receive 150,000 stock options pursuant to the option certificate attached as Exhibit 3.4 and the Company’s stock option plan (such certificate and stock option plan together, the “Option Agreement”).

3.5	Stock Options in the Event of a Change of Control

Subject to the Option Agreement, if, as of the date of a Change of Control, you hold stock options issued under the Option Agreement that are vestable but not yet vested and exercisable, such stock options shall become fully vested and exercisable, in accordance with the terms of the Option Agreement, as of the date of the Change of Control.

3.6	Reimbursement for Expenses

As of the Effective Date, the Company agrees to reimburse you for reasonable travelling and other expenses incurred in the course of employment. For all such expenses, you will be required to keep proper accounts and to furnish such statements and vouchers to the Company.

3.7	Vacation

During the Term of Employment, you will be entitled to 30 working days vacation entitlement, pro-rated for any partial year of employment, provided that your vacation days must coincide with those taken by you pursuant to the US Agreement. The Company reserves the right to request that vacations be scheduled so as not to conflict with necessary business operations. Any unused vacation balance remaining at calendar year end may be carried over into the subsequent calendar year to a cumulative maximum of 45 working days of vacation.

3.8	Financing Bonus

The Company agrees to pay you

3.8.1	a cash bonus of $50,000, subject to the withholding of all applicable statutory deductions, if the Company obtains its first $3,000,000 in Financing during the Term of Employment, and

3.8.2	an additional cash bonus of $50,000, subject to the withholding of all applicable statutory deductions, if the Company obtains an additional $7,000,000 in Financing during the Term of Employment,

in each case converted into Canadian dollars at the exchange rate in effect on the date the bonus payment is made.

3.9	Benefits

During the Term of Employment after the Financing Condition is met, the Company will provide for group health, drugs, dental, vision and life insurance benefits (to the extent not provided pursuant to the US Agreement) through a mutually agreeable arrangement as is made available to its executives from time to time. You may be required to provide information and undergo reasonable assessments of the insurers in order to determine your eligibility for benefits coverage. You hereby acknowledge that coverage under any benefit plan, or alternate plan arrangement as agreed upon in effect from time to time is subject to availability and other requirements of the applicable insurer and that the components of the benefits plan may be amended, modified or terminated from time to time by the Company in its sole discretion, and that this may include terminating or changing carriers.

Article 4 Intellectual Property Rights

4.1	Obligation of Confidentiality

You understand and agree that in the course of your employment with the Company, both before and after the Effective Date, you have obtained and will obtain knowledge of Confidential Information. You agree that unless the Company otherwise agrees in writing or except as required by law or disclosed pursuant to a confidential disclosure agreement executed by the Company and the recipient:

4.1.1

you will keep all Confidential Information learned or acquired by you, disclosed to you or developed by you, as a result of or in connection with or during the course of your employment by the Company, whether before or after the Effective Date, strictly confidential;

4.1.2	all Confidential Information shall, as between you and the Company, be and remain the property of the Company; and

4.1.3

you will not at any time, during or after your employment with the Company, disclose any Confidential Information to any Person other than the Company, or use any Confidential Information for the benefit of any Person other than the Company.

The above obligations with respect to Confidential Information shall not apply to Confidential Information which has become available to the general public through no fault of your own.

4.2	Disclosure of Work Product

You agree to promptly and fully inform the Company of all of your Work Product, whether or not patentable, throughout the course of your involvement, in any capacity, with the Company or any Affiliate of the Company, whether or not developed before or after your execution of this Agreement. On your ceasing to be employed by the Company, you will immediately deliver up to the Company all of your Work Product. You further agree that all of your Work Product shall at all times be the Confidential Information of the Company.

4.3	Assignment of Rights

You will assign, and do hereby assign, to the Company or, at the option of the Company and upon notice from the Company, to the Company’s designee, your entire right, title and interest in and to all of your Work Product and all other rights and interests of a proprietary nature in and associated with your Work Product, including all patents, copyrights, trademarks, and applications filed therefore and other registrations granted thereon. To the extent that you retain or acquire legal title to any such rights and interests, you hereby declare and confirm that such legal title is and will be held by you only as trustee and agent for the Company. You agree that the Company’s rights hereunder shall attach to all of your Work Product, notwithstanding that it may be perfected or reduced to specific form after you have terminated your relationship with the Company. You further agree that the Company’s rights hereunder shall extend to every country of the world.

4.4	Moral Rights

You agree to hereby waive in whole all moral rights and agree never to assert any moral rights which you may have in your Work Product, including, without limitation, the right to the integrity of such Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product and the right to restrain, the use or reproduction of the Work Product in any context and in connection with any product, service, cause or institution and you further confirm that the Company may use or alter any such Work Product as the Company sees fit in its absolute discretion.

4.5	Goodwill

You hereby agree that all goodwill you have established or may establish with Key Contacts relating to the business or affairs of the Company or any Affiliate of the Company, both before and after the Effective Date, shall, as between you and the Company, be and remain the property of the Company exclusively, for the Company to use, alter, vary, adapt and exploit as the Company shall determine in its discretion.

4.6	Assistance

You hereby agree to assist the Company, at the Company’s request and expense, both during your Term of Employment and at any time within 12 months of termination of your Term of Employment for any reason whatsoever, in:

4.6.1

making patent applications for your Work Product, including instructions to lawyers and/or patent agents as to the characteristics of your Work Product in sufficient detail to enable the preparation of a suitable patent specification, to execute all formal documentation incidental to an application for letters patent and to execute assignment documents in favor of the Company for such applications;

4.6.2	making applications for all other forms of intellectual property registration relating to your Work Product;

4.6.3	prosecuting and maintaining the patent applications and other intellectual property relating to your Work Product; and

4.6.4	registering, maintaining and enforcing the patents and other intellectual property registrations relating to your Work Product.

4.7	Assistance with Proceedings

You further agree to lend such assistance as you can, at the Company’s request and expense, in connection with any enforcement of the Company’s intellectual property rights or defense to an allegation of infringement of another Person’s intellectual property rights, invalidity proceedings respecting, opposition to, or intervention regarding any applications for letters patent, copyright or trademark or other proceedings relating to intellectual property or applications for registration thereof.

Article 5 Conflicts and Restrictive Covenant

5.1	Disclosure of Conflicts of Interest

During your employment with the Company, you will promptly, fully and frankly disclose to the Company in writing:

5.1.1

the nature and extent of any interest you have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company or any Affiliate of the Company or any Key Contact;

5.1.2

every office you may hold or acquire, and every property you may possess or acquire, whereby directly or indirectly, a duty or interest might be created in conflict with the interests of the Company or any Affiliate of the Company, or your duties and obligations under this Agreement; and

5.1.3	the nature and extent of any conflict referred to in Sections 5.1.1 and 5.1.2.

5.2	Avoidance of Conflicts of Interest

You acknowledge that it is the policy of the Company that all interests and conflicts of the sort described in Section 5.1 (Disclosure of Conflicts of Interest) be avoided, and you agree to comply with all policies and directives of the Company from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 5.1. During your employment with the Company, you shall not enter into any agreement, arrangement or understanding (other than the US Agreement) with any other Person that would in any way conflict or interfere with this Agreement or your duties or obligations under this Agreement or that would otherwise prevent you from performing your obligations hereunder, and you represent and warrant that you have not prior to the Effective Date entered into any such agreement, arrangement or understanding.

5.3	Restrictive Covenant

During the Term of Employment and for a period of 6 months thereafter for Sections 5.3.1 and 5.3.2, and a period of 24 months thereafter for Section 5.3.3, regardless of the reason for such termination or non-renewal, you will not, either alone or in partnership or in conjunction with any Person, whether as principal, agent, employee, director, officer, shareholder, consultant or in any capacity or manner whatsoever, whether directly or indirectly:

5.3.1	carry on or be engaged in, or advise, or give financial assistance to, any business, enterprise or undertaking that:

.1	is involved in the business or in the sale, distribution, development or supply of any product or service that is competitive with the Business or any product or service of the Business; or

.2	competes with the Company with respect to any aspect of the Business;

provided, however, that the foregoing will not prohibit you from acquiring, solely as an investment and through market purchases, securities of any such enterprise or undertaking which are publicly traded, so long as you are not part of any control group of such entity and such securities, which if converted, do not constitute more than 5% of the outstanding voting power of that entity;

5.3.2

solicit, agree to be employed by, or agree to provide services to any Person that was a Key Contact during the two years prior to the termination or expiry of the Term of Employment for any business purpose that is competitive with the Business or any product or service of the Company or any Affiliate of the Company; or

5.3.3

divert, entice or take away from the Company or any Affiliate of the Company or attempt to do so or solicit for the purpose of doing so, any business of the Company or any Affiliate of the Company, or any Person that was an employee or contractor of the Company or any Affiliate of the Company during the two years prior to the termination or expiry of the Term of Employment.

5.4	Provisions Reasonable

You hereby acknowledge and agree that:

5.4.1	after the Effective Date the Company and any Affiliate of the Company will operate and compete globally, with respect to the Business;

5.4.2	competitors of the Company and the Business and any Affiliate of the Company are located globally;

5.4.3	in order to protect the Company adequately, any enjoinder of competition would have to apply globally;

5.4.4

during the course of your employment by the Company, you will acquire knowledge of, and you will come into contact with, initiate and established relationships with Key Contacts, and that in some circumstances you may be the senior or sole representative of the Company or any Affiliate of the Company dealing with such Persons; and

5.4.5

in light of the foregoing, the provisions of Section 5.3 (Restrictive Covenant) are reasonable and necessary for the proper protection of the business, property and goodwill of the Company and the Business and any Affiliate of the Company.

5.5	Right to Use Employee’s Name and Likeness

During the Term of Employment, you hereby grants to the Company the right to use your name, likeness and/or biography in connection with services performed by you under this Agreement and in connection with the advertising or exploitation of any project with respect to which you perform services for the Company.

Article 6 Termination

6.1	Termination by Employee

You may resign from your position at any time, but only by giving the Company at least 60 days prior written notice of the effective date of your resignation (the “Notice Period”). On the giving of any such notice, the Company may accelerate your resignation, in lieu of the Notice Period or any part thereof, by notice in writing to you and payment to you of any compensation due to you on or before the end of the Notice Period pursuant to this Agreement, less applicable statutory deductions.

6.2	Termination by Company Without Cause

The Company may terminate your employment at any time without Cause (as defined below) by giving you written notification of termination. In the event that your employment is so terminated, you will have the common law duty to mitigate your damages.

6.3	Consequences of Termination Without Cause Unrelated to a Change of Control

Subject to Section 6.4, on the giving of any notice referred to in Section 6.2, the Company shall provide you with 12 months’ Base Salary, and all vestable but not yet vested stock options will vest and be exercisable in accordance with the terms of the Option Agreement.

6.4	Consequences of Termination Without Cause After a Change of Control

On the giving of any notice referred to in Section 6.2: (i) at the same time as, or within the twelve (12) month period following, the consummation of a Change of Control or (ii) within the sixty (60) day period prior to the date of a Change of Control where the Change of Control was under consideration by the Board at the time of your termination, subject to the Option Agreement,

6.4.1	the Company shall provide you with 24 months’ Base Salary; and

6.4.2	unless the Change of Control is as a result of a Financing, all vestable but not yet vested Stock Options will immediately vest and be exercisable in accordance with the terms of the Option Agreement.

Such payment shall be in lieu of any payment under Section 6.3.

6.5	Termination in the Event of Death

Your employment shall terminate immediately upon your death.

6.6	Termination by Company for Cause

Notwithstanding any other provision in this Agreement, the Company may at any time summarily terminate your employment, without any obligation to provide notice of pay in lieu of notice, for “Cause”. In this Agreement, “Cause” means any of the following:

6.6.1

commission of theft, embezzlement, fraud, obtaining funds or property under false pretences or similar acts of misconduct with respect to the property of the Company, any Affiliate of the Company, the Key Contacts, or their respective directors, officers, employees or contractors;

6.6.2	oral or written representations made by you to the Company or any Affiliate of the Company with the intent to deceive or mislead;

6.6.3

commission of an act of malfeasance, dishonesty or breach of trust against the Company, any Affiliate of the Company, the Key Contacts, or their respective directors, officers, employees or contractors, including a breach by you of any of your covenants or obligations under Article 4 (Intellectual Property Rights), Section 5.1 (Disclosure of Conflicts of Interest), Section 5.2 (Avoidance of Conflicts of Interest) or Section 5.3 (Restrictive Covenant);

6.6.4	the entering of a guilty plea by you or your conviction for a serious criminal offence which impacts adversely on the Company or any Affiliate of the Company;

6.6.5

repeated and continued failure to fulfill your duties or obligations of employment or your breach of any material obligations and covenants under this Agreement. Termination for such “Cause” shall only occur if you have been given written notice of such failure to fulfill his duties or obligations and has been given an opportunity to correct such behavior;

6.6.6	the termination of your employment with ESSA Pharmaceuticals Corp. other than a termination pursuant to section 6.2 of the US Agreement; or

6.6.7	any other misconduct or omission that amounts to just cause for summary dismissal at common law.

In the event the Company dismisses you for cause pursuant to this Section 6.6 and, subsequently, a court or arbitrator rules that the Company did not have cause, you hereby agree that you will only be entitled to damages in an amount equal to the compensation that would have been due to you had the Company terminated you pursuant to Section 6.3 (Consequences of Termination Without Cause), less any amounts earned by you in mitigation.

6.7	No Damages for Termination

It is agreed that as a result of the termination of your employment, for any reason, you shall not be entitled to any notice, fee, salary, severance or other payments, benefits or damages in excess of what is specified or provided for in Section 6.1 (Termination by Employee), Section 6.3 (Consequences of Termination Without Cause Unrelated to a Change of Control), Section 6.4 (Consequences of Termination Without Cause After a Change of Control) and Section 6.6 (Termination by Company for Cause), whichever is applicable, except that you shall remain entitled to receive all salary and other entitlements, if any, which were due or which were accruing to you at the date of termination. Payment of any amounts pursuant to Section 6.1 (Termination by Employee), Section 6.3 (Consequences of Termination Without Cause Unrelated to a Change of Control), Section 6.4 (Consequences of Termination Without Cause After a Change of Control), and Section 6.6 (Termination by Company for Cause) shall be subject to the withholding of all applicable statutory deductions by the Company. No payments shall be payable by Company under this Article 6 until you provide to the Company an executed release of all claims in form satisfactory to the Company.

Article 7 General

7.1	Agreement Confidential

Both parties shall keep the terms and conditions of this Agreement confidential except as may be required to enforce any provision of this Agreement or as may otherwise be required by any law, regulation or other regulatory or securities requirement.

7.2	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Your rights and obligations contained in this Agreement are personal and such rights, benefits and obligations shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Company. This Agreement shall otherwise be binding upon and inure to the benefit of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

7.3	Counterparts

This Agreement may be executed in several counterparts (including by fax or electronic transmission), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original but such counterparts together shall constitute but one and the same instrument.

7.4	Entire Agreement

The terms and conditions of this Agreement are in addition to and not in substitution for the obligations, duties and responsibilities imposed by law on employees of corporations generally, and you agree to comply with such obligations, duties and responsibilities. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between you and the Company and supersedes all prior negotiations, proposals and agreements, whether oral or written, with respect to the subject matter hereof, and may only be varied by further written agreement signed by you and the Company. You further acknowledge and agree that you have not relied on any representation made by the Company, or any of its employees or agents, except as specifically set out in this Agreement.

7.5	Further Assurances

Each of the parties hereto will, on demand by the other party hereto, execute and deliver all such further documents and instruments and do all such further acts and things as the party may either before or after the execution and delivery of this Agreement reasonably request to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

7.6	Governing Law

This Agreement shall be construed and enforced in accordance with and be governed by and interpreted in accordance with the laws of the Province of British Columbia, without regard to the principles of conflicts of law. The courts of British Columbia (and the Supreme Court of Canada, if necessary) shall have exclusive jurisdiction to hear and determine all disputes arising hereunder, and each of the parties hereto irrevocably attorns to the jurisdiction of said courts.

7.7	Independent Legal Advice

You acknowledge and agree that Farris, Vaughan, Wills & Murphy LLP has acted as counsel only to the Company and that Farris, Vaughan, Wills & Murphy LLP is not protecting your rights and interests. You acknowledge and agree that the Company and Farris, Vaughan, Wills and Murphy LLP have given you the opportunity to seek, and have recommended that you obtain, independent legal advice with respect to the subject matter of this Agreement and, further, you hereby represent and warrant to the Company and Farris, Vaughan, Wills & Murphy LLP that you have sought independent legal advice or waive such advice.

7.8	Injunctive Relief

You acknowledge and agree that any breach or threatened breach of any of the provisions of Article 4 (Intellectual Property Rights), Section 5.1 (Disclosure of Conflicts of Interest), Section 5.2 (Avoidance of Conflicts of Interest), or Section 5.3 (Restrictive Covenant) could cause irreparable damage to the Company, that such harm could not be adequately compensated by the Company’s recovery of monetary damages, and that in the event of a breach or threatened breach thereof, the Company shall have, in addition to any and all remedies at law or in equity, the right to seek an injunction, specific performance or other equitable relief as well as any equitable accounting of all your profits or benefits arising out of any such breach. It is further acknowledged and agreed that the remedies of the Company specified in this Section 7.8 are in addition to and not in substitution for any rights or remedies of the Company at law or in equity and that all such rights and remedies are cumulative and not alternative and that the Company may have recourse to any one or more of its available rights or remedies as it shall see fit.

7.9	Non-Disparagement

You shall not, directly or indirectly, make any disparaging comments or criticisms (whether of a professional or personal nature) to any Person regarding the Company, any Affiliate of the Company, the Key Contacts, or their respective directors, officers, employees or contractors (or the terms of any agreement or arrangement of the Company) or regarding your relationship with the Company or any termination of such relationship which, in each case, are reasonably expected to result in material damage to the business or reputation of the Company, any Affiliate of the Company, a Key Contact, or any of their respective directors, officers, employees or contractors.

7.10	Notice

Any notice or other communication required or contemplated to be given hereunder must be in writing and shall be deemed effective when personally delivered or on the day following the sending when sent by facsimile transmission, addressed to the appropriate party as set forth below:

If to the Employee:

Robert Rieder

407 – 1477 Fountain Way

Vancouver, BC

Canada, V6H 3W9

If to the Company:

ESSA Pharma Inc.

Suite 720, 999 West Broadway

Vancouver, B.C. V5Z 1K5

F: (604) 677-6915

Attention: Chairman

With a copy to:

Blake, Cassels & Graydon LLP

595 Burrard Street

P.O. Box 49314

Vancouver, B.C. V7X 1L3

Attention: Joe Garcia

7.11	Publicity

You shall not, without the prior written consent of the Company, make or give any public announcements, press releases or statements to the public or the press regarding your Work Product or any Confidential Information.

7.12	Severability

If any provision of this Agreement is determined to be void, illegal or unenforceable, such provision will be construed to be separate and severable from this Agreement and will not impair the validity, legality or enforceability of any other provision of this Agreement and the remainder of this Agreement will continue to be binding on the parties hereto as if such provision had been deleted.

7.13	Surviving Obligations

The obligations and covenants of the Employee under of Section 3.1 (No Other Compensation or Benefits), Article 4 (Intellectual Property Rights), Section 5.3 (Restrictive Covenant) (in accordance with its terms), Section 5.4 (Provisions Reasonable), Article 6 (Termination) and Article 7 (General) shall survive the termination of this Agreement.

7.14	Waiver

Any waiver of any breach or default under this Agreement shall only be effective if made in writing, signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by any other act or conduct or by any indulgence, delay or omission. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

7.15	Acceptance

If the foregoing terms and conditions are acceptable to you, please indicate your acceptance of and agreement to the terms and conditions of this Agreement by signing below on this letter and on the enclosed copy of this letter in the space provided and by returning the enclosed copy so executed to us. Your execution and delivery to the Company of the enclosed copy of this letter will create a binding agreement between us.

Yours truly,

ESSA Pharma Inc.

Per:

Authorized Signatory

Accepted and agreed to by Robert Rieder effective August 1, 2014.

Robert Rieder

Exhibit 1.1.6: Description of the Business

The Company is a development-stage pharmaceutical company focused on a proprietary compound named EPI-506 as a treatment for advanced prostate cancer. EPI-506 was designed to block a novel target on the androgen receptor, the N-terminal domain. It is widely accepted that blocking the N-terminal domain of the androgen receptor has the potential to block tumor growth after current hormone-therapy drugs have failed.

Exhibit 2.1: Description of Duties

The CEO is responsible for all aspects of strategic development and implementation of the business of the Company. The work duties of the President and CEO will be carried out in Vancouver, Canada or Houston, Texas and will include, but are not limited to, the following specific aspects of Company’s activities:

1.	Strategic Organizational Management:

•	Provides the organization with the vision and leadership to carry out its mission.

•	Works with board and staff to generate and update company strategy;

•	Manages the implementation of the strategy

•	Develops policies and strategies for financial management including all revenues, expenses, and investments.

•	Ensures rigorous accountability and long term stability through the conservative fiscal management of resources and endowments.

•	Guides and integrates the department heads’ efforts to design and implement business processes focused on achieving agreed upon objectives.

•	Generation of annual updated corporate strategy and objectives that are consistent with that strategy.

2.	Financial:

•	Provides the leadership and long term vision necessary to ensure the organization is financed to carry out its business strategy;

•	Interacts with investments banks and investors in order to ensure access to needed funding;

•

Ensure that financial reporting, financial controls, and cash management practices, policies and activities are carried out to the standards mandated by the regulatory environments in which the Company operates.

3.	Business Development:

•	Ensures that the Company has a business development strategy that is consistent with the overall strategy of the Company;

•	Participates as appropriate in business development activities;

•	Manages the efforts of the head of Business Development

•	Performs other duties related to the qualifications and requirements of the job.

4.	Regulatory

•	Ensures that the Company meets all applicable standards in regard to all of the regulatory environments in which it operates.

5.	Clinical Development

•	Ensures that appropriate clinical development strategies and policies are in place and are being appropriately implemented

6.	Other duties and Responsibilities

•	The CEO will also have responsibility for any other duties and responsibilities as may be determined by the Board

Exhibit 2.4.5: Permitted External Roles

1.	Director and non-executive Board Chairman of Cardiome Pharma Corp.

2.	Director of XORTX Pharma Corp.

Exhibit 3.4: Stock Option Certificate

(see attached)